Exhibit 99.1
News Release
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended September 30, 2010
ACI Reaffirms its Annual Guidance
OPERATING HIGHLIGHTS
•	One of the largest sales quarters in ACI history with $161.3 million in signed deals

•	Achieved total revenue of $97.0 million of which monthly recurring revenues comprised $75.4 million, growth of $12.5 million over prior-year quarter

•	Operating Free Cash Flow growth of $37.0 million driven by strong cash collections

•	Signed first Global Account relationship deal with major international processor

	Quarter Ended
		Better / (Worse)
	September 30,	September 30,	Better / (Worse)
	2010	2009	September 30, 2009
Revenue	$97.0	$(7.5)	(7)%
GAAP Operating Income	$7.4	(4.5)	(38)%
Operating EBITDA	$16.0	(3.9)	(20)%
(NEW YORK — October 28, 2010) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended September 30, 2010. We will hold a conference call on October 28, 2010, at 8:30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“ACI closed one of our most sizable sales quarters with the formalization of our first global account customer. We also saw business deriving from consistent monthly recurring revenue streams rise significantly over last year’s third quarter as the cumulative impact of renewing and signing ratable term business has begun to be reflected in our income statement. We anticipate a very strong fourth quarter as deals in backlog move into current period GAAP revenue,” said Chief Executive Officer Philip Heasley.

FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $161.3 million which was an increase of $64.9 million or 67%, as compared to the September 2009 quarter. The stronger quarter was driven by a new global account signing with First Data Corporation, a large UK bank capacity sale, a new Middle Eastern wholesale customer, renewals and retail sales across all geographic channels. Notable changes in the mix of sales included a rise of $38.6 million in term extension sales as well as growth of $26.2 million in add-on business compared to the prior-year quarter.
Revenues
Revenue was $97.0 million in the quarter ended September 30, 2010, a reduction of $7.5 million over the prior-year quarter revenues. The decrease in revenue over prior-year quarter reflects a decline of $2.6 million in software license fees as well as a $5.4 million decrease in implementations services revenue. The decrease in revenue is due to fewer significant project go-live events versus prior-year quarter. Deferred revenue increased $35.1 million over the prior-year quarter.
Backlog
As of September 30, 2010, our estimated 60-month backlog was $1.597 billion, an increase of $82 million as compared to $1.515 billion at June 30, 2010. The increase was primarily attributable to strong sales net of term extensions. As of September 30, 2010, our 12-month backlog was $397 million, an increase of $23 million as compared to $374 million for the quarter ended June 30, 2010.
Operating Expenses
Operating expenses were $89.6 million in the September 2010 quarter compared to $92.5 million in the September 2009 quarter, an improvement of $2.9 million or 3%. Operating expense improvement was led principally by a decrease in personnel and related costs.
Liquidity
We had $143.9 million in cash on hand at September 30, 2010. Cash on hand increased $26.1 million as compared to June 30, 2010 primarily as a result of strong cash collections. As of September 30, 2010, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $26.6 million as compared to $(10.4) million for the September 2009 quarter. The increase in our operating free cash flow reflects timing and volume of accounts receivable collections year-over-year.
Operating Income
Operating income was $7.4 million in the September 2010 quarter, a reduction of approximately $4.5 million as compared to operating income of $11.9 million in the September 2009 quarter.
Other Expense
Other expense for the quarter was $1.8 million, compared to other expense of $0.4 million in the September 2009 quarter. The increase in other expense versus the prior-year quarter resulted primarily from a $2.5 million negative variance in foreign exchange losses partially offset by a positive variance of $0.6 million related to improvement in the fair value of the interest rate swap. The swap expired in October 2010.
Taxes
Income tax expense in the quarter was $3.3 million due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.
Net Income and Diluted Earnings Per Share
Net income for the quarter was $2.3 million, compared to net income of $7.8 million during the same period last year.
Earnings per share for the quarter ended September 2010 was $0.07 per diluted share compared to $0.23 per diluted share during the same period last year.
Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 33.5 million for the quarter ended September 30, 2010 as compared to 34.2 million shares outstanding for the quarter ended September 30, 2009.
Re-affirmation of Guidance
We do not presently anticipate changes to our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance remains as indicated on February 25, 2010 with the calendar year guidance as follows: GAAP Revenue to achieve a range of $418-428 million, GAAP Operating Income of $48-50 million and Operating EBITDA of $83-86 million. However, we do expect to achieve revenue rise of 3% over prior-year revenue of $405.8 million and anticipate achievement of the high end of the operating income and Operating EBITDA ranges.
Preliminary 2011 Outlook
We anticipate sales growth consistent with the current year in the high $400 million range. Backlog is expected to grow in high single digits and Operating Free Cash Flow is anticipated to rise approximately 20% over current year.
Our preliminary 2011 expectations include GAAP Revenue growth in the mid-single digits, Operating Income growth in the 20% range over this year, and Operating EBITDA growth in the mid-teens.
-End-
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 750 financial institutions, retailers and processors around the world. The company has the broadest, most integrated suite of electronic payment software in the market. More than 75 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 150 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
For more information contact:
Tamar Gerber, Vice President, Investor Relations & Financial Communications
ACI Worldwide
+1 646 348 6706
invrel@aciworldwide.com

Non-GAAP Financial Measures —
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with employee-related actions, net after-tax payments associated with IBM IT outsourcing transition and severance, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.
Reconciliation of Operating Free Cash Flow

	Quarter Ended
	September 30,
(millions)	2010	2009
Net cash provided by operating activities	$32.0	$(8.0)
Net after-tax payments associated with employee-related actions	—	0.3
Net after-tax payments associated with IBM IT Outsourcing

Transition and Severance	0.2	0.3
Less capital expenditures	(4.2)	(0.7)
Less alliance technical enablement expenditures	(1.4)	(2.3)

Operating Free Cash Flow	$26.6	$(10.4)

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
▪	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

▪	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

▪	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

▪	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

▪	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

ACI also includes Operating EBITDA, which is defined as operating income (loss) plus depreciation, amortization and non-cash compensation. Operating EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Operating EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).
Operating EBITDA

	Quarter Ended September 30,
(millions)	2010	2009
Operating income	$7.4	$11.9
Depreciation expense	1.8	1.6
Amortization expense	4.9	4.4
Non-cash compensation expense	1.9	2.0

Operating EBITDA	$16.0	$19.9
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our belief that we are deriving consistent monthly recurring revenue streams as the cumulative impact of renewing and signing ratable term business has begun to be reflected in our income statement, (ii) expectations and assumptions regarding the strength of the fourth quarter and whether deals will move from backlog into current period GAAP revenue, (iii) our 12-month and 60-month backlog estimates and assumptions, (iv) expectations and assumptions regarding 2010 financial guidance related to GAAP revenue, GAAP operating income, operating EBITDA, including (a) our belief that we will achieve revenue rise of 3% over the prior-year revenue of $405.8 million, and (b) expectations regarding achievement of the high-end of the operating income and operating EBIDTA ranges, and (v) expectations and assumptions regarding our preliminary 2011 outlook, including expectations related to (a) sales growth consistent with 2010 in the high $400 million range, (b) backlog growth in the high single digits, (c) operating free cash flow rising approximately 20% over 2010, (d) GAAP revenue growth in the mid-single digits, (e) operating income growth in the 20% range over 2010, and (f) operating EBIDTA growth in the mid-teens.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the banking and financial services industry, the accuracy of backlog estimates, the cyclical nature of our revenue and earnings, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain products and our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property and technology and the risk of increasing litigation related to intellectual property rights, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$143,902	$125,917
Billed receivables, net of allowances of $2,892 and $2,732, respectively	71,325	98,915
Accrued receivables	9,163	9,468
Deferred income taxes, net	17,682	17,459
Recoverable income taxes	1,524	—
Prepaid expenses	12,580	12,079
Other current assets	12,332	10,224

Total current assets	268,508	274,062

Property and equipment, net	18,099	17,570
Software, net	26,462	30,037
Goodwill	204,615	204,850
Other intangible assets, net	22,130	26,906
Deferred income taxes, net	29,608	26,024
Other noncurrent assets	11,971	10,594

TOTAL ASSETS	$581,393	$590,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,364	$17,591
Accrued employee compensation	26,236	24,492
Deferred revenue	131,501	106,349
Income taxes payable	604	10,681
Alliance agreement liability	4,243	10,507
Note payable under credit facility	75,000	—
Accrued and other current liabilities	26,058	25,780

Total current liabilities	271,006	195,400

Deferred revenue	35,725	31,533
Note payable under credit facility	—	75,000
Alliance agreement noncurrent liability	20,667	21,980
Other noncurrent liabilities	27,282	30,067

Total liabilities	354,680	353,980

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at September 30, 2010 and December 31, 2009	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,614,545 and 6,784,932 shares outstanding at September 30, 2010 and December 31, 2009, respectively	(173,164)	(158,652)
Additional paid-in capital	311,274	307,279
Retained earnings	78,191	78,094
Accumulated other comprehensive loss	(13,795)	(14,865)

Total stockholders’ equity	226,713	236,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$581,393	$590,043

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2010	2009
Revenues:
Software license fees	$37,804	$40,396
Maintenance fees	32,480	33,314
Services	15,439	20,813
Software hosting fees	11,294	9,938

Total revenues	97,017	104,461

Expenses:
Cost of software license fees (1)	3,088	3,936
Cost of maintenance, services, and hosting fees (1)	28,956	27,959
Research and development	18,165	20,071
Selling and marketing	17,933	14,911
General and administrative	16,341	21,064
Depreciation and amortization	5,146	4,577

Total expenses	89,629	92,518

Operating income	7,388	11,943

Other income (expense):
Interest income	185	117
Interest expense	(418)	(488)
Other, net	(1,556)	16

Total other income (expense)	(1,789)	(355)

Income before income taxes	5,599	11,588
Income tax expense	3,263	3,829

Net income	$2,336	$7,759

Income per share information
Weighted average shares outstanding
Basic	33,244	34,012
Diluted	33,480	34,170

Income per share
Basic	$0.07	$0.23
Diluted	$0.07	$0.23

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$2,336	$7,759
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	1,777	1,616
Amortization	4,875	4,391
Tax expense of intellectual property shift	550	550
Deferred income taxes	(4,439)	(5,391)
Stock-based compensation expense	1,857	2,026
Tax benefit of stock options exercised	64	8
Other	121	760
Changes in operating assets and liabilities, net:
Billed and accrued receivables, net	6,667	(13,096)
Other current assets	922	1,617
Other non-current assets	(1,958)	(834)
Accounts payable	(3,773)	(4,194)
Accrued employee compensation	5,932	4,294
Accrued liabilities	393	(2,457)
Current income taxes	3,968	4,869
Deferred revenue	13,141	(8,455)
Other current and noncurrent liabilities	(398)	(1,483)

Net cash flows from operating activities	32,035	(8,020)

Cash flows from investing activities:
Purchases of property and equipment	(1,751)	(743)
Purchases of software and distribution rights	(2,449)	(6)
Alliance technical enablement expenditures	(1,368)	(2,347)
Payments of earn-out obligations	—	(473)

Net cash flows from investing activities	(5,568)	(3,569)

Cash flows from financing activities:
Proceeds from issuance of common stock	329	321
Proceeds from exercises of stock options	416	147
Excess tax benefit of stock options exercised	49	24
Purchases of common stock	(2,959)	(277)
Purchases of restricted stock for tax withholdings	(262)	—
Payments on debt and capital leases	(590)	(383)
Distributions to minority interest holder	(1,232)	—

Net cash flows from financing activities	(4,249)	(168)

Effect of exchange rate fluctuations on cash	3,927	340

Net increase (decrease) in cash and cash equivalents	26,145	(11,417)
Cash and cash equivalents, beginning of period	117,757	114,403

Cash and cash equivalents, end of period	$143,902	$102,986